Exhibit 99.1

ARAMARK CORPORATION AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP MEASURES

ADJUSTED CONSOLIDATED SALES GROWTH

(Unaudited)

(In thousands)

Management believes that presentation of sales growth, adjusted to eliminate the effects of acquisitions, divestitures and the impact of currency translation, provides useful information to investors because it enhances comparability between the current year and prior year reporting periods. Elimination of the currency translation effect provides constant currency comparisons without the distortion of currency rate fluctuations.

Although ARAMARK Corporation continued as the same legal entity after the going-private transaction (the “Transaction”), the condensed consolidated statements of income are presented for two periods: Predecessor and Successor, which relate to the period preceding the Transaction and the period succeeding the Transaction, respectively. The Company refers to the operations of ARAMARK Corporation and subsidiaries for both the Predecessor and Successor periods. We have prepared our discussion of the results of operations for the three and nine-month periods ended June 29, 2007 by comparing the mathematical combination of the Successor and Predecessor periods in the three and nine-month periods ended June 29, 2007 to the Predecessor three and nine-month periods ended June 30, 2006. Although this presentation does not comply with U.S. generally accepted accounting principles (GAAP), we believe that it provides a meaningful method of comparison. The combined operating results have not been prepared as pro forma results under applicable regulations and may not reflect the actual results we would have achieved absent the Transaction and may not be predictive of future results of operations.

	Three Months Ended		% Change
	June 29, 2007	June 30, 2006
ARAMARK Corporation Consolidated Sales (as reported)	$3,144,104	$2,933,638	7%
Effect of Currency Translation	—	33,875
Effect of Acquisitions and Divestitures	(43,481)	(14,175)

ARAMARK Corporation Consolidated Sales (as adjusted)	$3,100,623	$2,953,338	5%

	Nine Months Ended		% Change
	June 29, 2007	June 30, 2006
ARAMARK Corporation Consolidated Sales (as reported)	$9,235,592	$8,689,061	6%
Effect of Currency Translation	—	109,983
Effect of Acquisitions and Divestitures	(91,702)	(44,390)

ARAMARK Corporation Consolidated Sales (as adjusted)	$9,143,890	$8,754,654	4%